SV/FPVLI(8/98)-01
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                       ONE CORPORATE DRIVE, P. O. BOX 883
                           SHELTON, CONNECTICUT 06484

                                (A Stock Company)

We pay the Death Proceeds to the Beneficiary upon receipt at our Office of due proof of the death of the last surviving Insured while this Policy is in force and subject to the terms and conditions on the following pages.

This Policy is issued in consideration of any Application, a copy of which may be attached to and made a part of this Policy, and receipt at our Office of good funds as payment of the Initial Premium. This Policy is subject to the laws of the jurisdiction where it is delivered.

                                 RIGHT TO CANCEL

You may return this Policy to our Office or to the representative who solicited its purchase within ten days after you receive it for a refund. The amount of the refund will be the greater of (a) and (b), less any Debt, where: (a) is the Premium paid; and (b) is the Account Value as of the date we receive the cancellation request In Writing plus any charges and fees deducted from the Account Value.

Any portion of the Initial Premium you choose to allocate to the variable investment options is first allocated to the Automatic Sub-account shown in the Schedule after deduction of any applicable tax charge. As of the Reallocation Date shown in the Schedule, we reallocate such Account Value to the Sub-accounts you select in the proportions you indicate in your most recent allocation instructions to us. Should you notify us that you intend to cancel this Policy prior to the Reallocation Date, any amount then maintained in the Automatic Sub-account will remain in that Sub-account until cancellation of this Policy. Any portion of Premium you choose to allocate directly to the Fixed Allocation, after deduction of any applicable tax charge, will be allocated as of the Issue Date and will not be allocated to the Automatic Sub-account.



             Signed for American Skandia Life Assurance Corporation:




                                    President

        FLEXIBLE PREMIUM VARIABLE UNIVERSAL LAST SURVIVOR LIFE INSURANCE.
                               NON-PARTICIPATING.
               VARIABLE INVESTMENT OPTIONS AND A FIXED ALLOCATION.
             DEATH BENEFIT PAYABLE UPON DEATH OF THE LAST SURVIVING
                     INSURED WHILE THIS POLICY IS IN FORCE.

   ANY BENEFITS AND VALUES, INCLUDING THE DEATH BENEFIT, BASED ON THE ACCOUNT VALUE IN THE VARIABLE INVESTMENT OPTIONS, DEPEND ON INVESTMENT PERFORMANCE, MAY
  INCREASE OR DECREASE, AND ARE THEREFORE NOT GUARANTEED. PLEASE REFER TO THE SECTIONS ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" AND "DEATH BENEFIT" FOR A MORE COMPLETE EXPLANATION. ANY ACCELERATED DEATH BENEFIT PAYMENT MAY REDUCE YOUR
                                POLICY BENEFITS.

                   THERE IS NO MINIMUM GUARANTEED CASH VALUE.
            LESS THAN 100% OF THE CASH VALUE IS AVAILABLE FOR A LOAN.

SV/FPVLI(8/98)-02
                                TABLE OF CONTENTS

DEFINITIONS  .................................................................................................... 8
DEATH BENEFIT....................................................................................................10
ACCELERATED DEATH BENEFIT........................................................................................12
INVESTMENT OF ACCOUNT VALUE......................................................................................12
OPERATIONS OF THE SEPARATE ACCOUNT...............................................................................13
GENERAL ACCOUNT..................................................................................................13
CHARGES        ..................................................................................................14
PREMIUM PAYMENT..................................................................................................15
ALLOCATION RULES.................................................................................................15
ACCOUNT VALUE AND CASH VALUE.....................................................................................16
CASH VALUE CREDIT................................................................................................17
TRANSFERS........................................................................................................18
SURRENDER AND PARTIAL WITHDRAWAL.................................................................................18
POLICY LOANS.....................................................................................................19
GUARANTEED CONTINUATION PROVISION................................................................................19
GRACE PERIOD AND REINSTATEMENT...................................................................................20
YOUR RIGHTS, OWNERSHIP AND DESIGNATIONS..........................................................................20
GENERAL PROVISIONS...............................................................................................21
POLICY PAYMENT OPTIONS...........................................................................................23
PAYMENT OPTION TABLES............................................................................................24


















    Copies of any Application and any riders and endorsements are attached.

SV/FPVLI(8/98)-03
                                    SCHEDULE


POLICY NUMBER: [001-00001] SPECIFIED AMOUNT AS OF THE POLICY DATE: $[100,000]

MINIMUM SPECIFIED AMOUNT:  $[100,000]

MINIMUM AMOUNT BY WHICH YOU MAY CHANGE THE SPECIFIED AMOUNT:  $[5,000]

DEATH BENEFIT OPTION AS OF THE POLICY DATE:  [LEVEL DEATH BENEFIT]

ISSUE DATE:  [JUNE 1, 1998]         POLICY DATE:  [JUNE 1, 1998]

REALLOCATION DATE:  [JUNE 16, 1998]

OWNER:  [JOHN DOE]

OWNER:  [MARY DOE]

FIRST INSURED:  [JOHN DOE]

FIRST INSURED'S DATE OF BIRTH:  [APRIL 1,1963]

FIRST INSURED'S GENDER: [MALE] FIRST INSURED'S RISK CLASS: [NON-TOBACCO]

SECOND INSURED:  [MARY DOE]

SECOND INSURED'S DATE OF BIRTH:  [APRIL 1,1963]

SECOND INSURED'S GENDER:  [FEMALE]  SECOND INSURED'S RISK CLASS:  [NON-TOBACCO]

TYPE OF BUSINESS:  [NON-QUALIFIED]

INITIAL PREMIUM:  $[2,486.00]

PARTIAL WITHDRAWALS: AMOUNTS EQUAL TO TIER 2 PREMIUMS MAY BE WITHDRAWN AT ANY TIME. A PARTIAL WITHDRAWAL OF OTHER POLICY CASH VALUE MAY BE MADE ON OR AFTER THE TENTH POLICY ANNIVERSARY. ALL PARTIAL WITHDRAWALS ARE SUBJECT TO THE PARTIAL WITHDRAWAL FEE.

PARTIAL WITHDRAWAL FEE: $25.00

MINIMUM PARTIAL WITHDRAWAL AMOUNT: $1,000.00

MINIMUM CASH VALUE AFTER A PARTIAL WITHDRAWAL:  $1,000.00

MAXIMUM PARTIAL WITHDRAWAL AMOUNT: 90% OF THE CASH VALUE

MINIMUM AMOUNT REQUIRED TO BE IN AN INVESTMENT OPTION IMMEDIATELY AFTER A TRANSFER OR PARTIAL WITHDRAWAL: $500

CASH VALUE CREDIT PERCENTAGE:  0.50%

CASH VALUE TRIGGER:  200% OF PREMIUMS PAID

OPTIONAL BENEFIT RIDER:  [NOT APPLICABLE]

SV/FPVLI(8/98)-04
                              SCHEDULE (CONTINUED)

MAXIMUM ANNUAL TIER 1 PREMIUM AS OF THE POLICY DATE: $[2,486.00]

TIER 1 PREMIUM GUARANTEED ACCEPTANCE PERIOD: 7 YEARS

CONTINGENT DEFERRED SALES CHARGE

----------------------- ---------------------
                          PERCENTAGE OF TIER
                             1 PREMIUMS PAID
     POLICY YEAR
----------------------- ---------------------
----------------------- ---------------------
          1                              10%
----------------------- ---------------------
----------------------- ---------------------
          2                               9%
----------------------- ---------------------
----------------------- ---------------------
          3                               8%
----------------------- ---------------------
----------------------- ---------------------
          4                               7%
----------------------- ---------------------
----------------------- ---------------------
          5                               6%
----------------------- ---------------------
----------------------- ---------------------
          6                               5%
----------------------- ---------------------
----------------------- ---------------------
          7                               4%
----------------------- ---------------------
----------------------- ---------------------
          8                               3%
----------------------- ---------------------
----------------------- ---------------------
          9                               2%
----------------------- ---------------------
----------------------- ---------------------
          10                              1%
----------------------- ---------------------
----------------------- ---------------------
    11 and higher                        -0-
----------------------- ---------------------


AUTOMATIC SUB-ACCOUNT:  AST MONEY MARKET

TARGET DATE: THE POLICY ANNIVERSARY ON OR IMMEDIATELY AFTER WHICH THE YOUNGER INSURED ATTAINS AGE 75 OR WOULD HAVE ATTAINED AGE 75 IF THE YOUNGER INSURED PREDECEASES THE OLDER INSURED

PREMIUM CUT-OFF AGE: YOUNGER INSURED'S AGE 100 OR WOULD HAVE ATTAINED AGE 100 IF THE YOUNGER INSURED PREDECEASES THE OLDER INSURED

TRANSFER FEE:  $10 PER TRANSFER AFTER THE TWELFTH IN EACH POLICY YEAR

MORTALITY  AND EXPENSE RISK CHARGE:  0.90% OF VARIABLE  ACCOUNT VALUE PER POLICY
YEAR

ADMINISTRATION CHARGE:  0.25% OF VARIABLE ACCOUNT VALUE PER POLICY YEAR

TAX CHARGE: [X.XX%] AS OF THE POLICY DATE ON EACH PREMIUM AS PAID, AND ON ANY LOAN TRANSFERRED FROM ANOTHER POLICY AS THE RESULT OF AN EXCHANGE

SV/FPVLI(8/98)-05


                              SCHEDULE (CONTINUED)

SALES CHARGE: 0.40% OF ACCOUNT VALUE PER POLICY YEAR DURING THE FIRST 10 POLICY YEARS.

FIXED OPTION INTEREST RATE MINIMUM:  3.0% PER POLICY YEAR, COMPOUNDED YEARLY

NET AMOUNT AT RISK DISCOUNT RATE:  4.0% PER YEAR

POLICY LOANS:

 POLICY LOAN INTEREST RATE: 6.0% PER POLICY YEAR, COMPOUNDED YEARLY IN ARREARS

 INTEREST RATE CREDITED TO COLLATERAL FOR POLICY LOANS: NOT LESS THAN 5.5% PER POLICY YEAR, COMPOUNDED YEARLY

         MAXIMUM LOAN VALUE PERCENTAGE:  90.0%

         MINIMUM LOAN AMOUNT: $1,000.00

VARIABLE SEPARATE ACCOUNT:

         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION SEPARATE ACCOUNT F



OFFICE:               [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 P.O. BOX 290698
                      WETHERSFIELD, CONNECTICUT 06129-0698
                           Telephone: 1-888-554-3348]

SV/FPVLI(8/98)-06

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE CHARGES
                          PER $1,000 NET AMOUNT AT RISK

This table shows the guaranteed monthly cost of insurance charges applicable to this Policy. Rates actually used cannot exceed these rates. These rates are per $1,000 Net Amount at Risk. They are based on the Ages of the Insureds, and on the genders and risk classes shown in the Schedule. The rates shown below are for the Policy Date and subsequent Policy Anniversaries. The rates are level within each Policy Year. No cost of insurance charge is assessed on or after the Premium Cut Off Age.

We may change the cost of insurance rates actually used, but they can never exceed the rates shown in this table. Any change in the cost of insurance rates will apply uniformly to all members of the same class.

[
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                    Policy Year                 Rate    Policy Year                Rate    Policy Year          Rate
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         1                   0.00022        36                  0.99332
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ -----------------
                         2                   0.00070        37                  1.17278
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         3                   0.00129        38                  1.39276
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         4                   0.00199        39                  1.65977
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         5                   0.00283        40                  1.97658
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         6                   0.00387        41                  2.34403
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         7                   0.00512        42                  2.76143
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         8                   0.00658        43                  3.22918
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         9                   0.00830        44                  3.75247
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        10                   0.01030        45                  4.34516
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        11                   0.01269        46                  5.02690
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        12                   0.01547        47                  5.81810
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        13                   0.01875        48                  6.73931
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        14                   0.02256        49                  7.79529
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        15                   0.02707        50                  8.97970
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        16                   0.03243        51                 10.28045
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        17                   0.03884        52                 11.68785
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        18                   0.04660        53                 13.19328
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        19                   0.05595        54                 14.79394
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        20                   0.06693        55                 16.50294
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        21                   0.07993        56                 18.33715
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        22                   0.09496        57                 20.33992
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        23                   0.11204        58                 22.59206
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        24                   0.13171        59                 25.28278
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        25                   0.15492        60                 28.85387
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        26                   0.18255        61                 34.24693
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        27                   0.21586        62                 43.59106
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        28                   0.25689        63                 62.20595
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        29                   0.30735        64                107.32277
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        30                   0.36779        65               1000.00000
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        31                   0.43889
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        32                   0.52093
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        33                   0.61437
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        34                   0.72099
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        35                   0.84530
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------

] See the Charges Section of this Policy for a description of the calculation of monthly cost of insurance.

SV/FPVLI(8/98)-07

                           TABLE OF INSURANCE FACTORS

The following Insurance Factors are based on the Ages of the Insureds and on the genders and risk classes of the Insureds as shown in the Schedule. The Insurance Factors shown below are for the Policy Date and subsequent Policy Anniversaries. These Factors change each month and are determined from the values shown below.

[
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                    Policy Year     Insurance Factor    Policy Year    Insurance Factor    Policy Year        Insurance
                                                                                                               Factor

                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         1                6.32456335        36               1.72528446
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ -----------------
                         2                6.08139339        37               1.67275833
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         3                5.84773830        38               1.62310150
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         4                5.62323655        39               1.57633794
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         5                5.40754107        40               1.53247597
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         6                5.20031836        41               1.49146900
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         7                5.00125694        42               1.45321187
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         8                4.81005136        43               1.41754575
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                         9                4.62640390        44               1.38428168
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        10                4.45002878        45               1.35323855
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        11                4.28064982        46               1.32428655
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        12                4.11800987        47               1.29735607
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        13                3.96185548        48               1.27241790
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        14                3.81194522        49               1.24946854
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        15                3.66804559        50               1.22846437
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        16                3.52993829        51               1.20929897
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        17                3.39741955        52               1.19180628
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        18                3.27029638        53               1.17578340
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        19                3.14839355        54               1.16099804
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        20                3.03154154        55               1.14719762
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        21                2.91956051        56               1.13412768
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        22                2.81228502        57               1.12150928
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        23                2.70953730        58               1.10904337
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        24                2.61113065        59               1.09640084
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        25                2.51689933        60               1.08326040
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        26                2.42670773        61               1.06940204
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        27                2.34043518        62               1.05477916
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        28                2.25798248        63               1.03954157
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        29                2.17928389        64               1.02366324
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        30                2.10428101        65               1.00327374
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        31                2.03288214
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        32                1.96497217
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        33                1.90040842
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        34                1.83903102
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------
                        35                1.78069034
                 ------------------ ----------------- ---------------- ----------------- ----------------- ----------------

]

SV/FPVLI(8/98)-08
                                   DEFINITIONS

The following are key terms used in this Policy. Other terms are defined as they occur.

Account Value: The value of each allocation to any Sub-account and any Fixed Allocation, plus any earnings and less any losses, distributions and charges thereon, plus the value of amounts transferred to the Loan Account, plus any earnings less any distributions and charges thereon, all before assessment of any contingent deferred sales charge or any Debt. Account Value is determined separately for each Sub-account and each Fixed Allocation, as well as for any amounts in the Loan Account, and then totaled to determine Account Value for the entire Policy.

Age: Initially, and for the first Policy Year, the younger Insured's age last birthday on the Policy Date. In each following Policy Year, it is the age last birthday of the younger Insured as of the preceding Policy Anniversary. If the younger Insured is not alive, Age refers to what you have been the Age of the younger Insured had the younger Insured been alive.

Anniversary Value: The Account Value on any previous Policy Anniversary less any partial withdrawals since that Anniversary.

Application: The form or combination of forms we require you to submit when you are applying for issue or reinstatement of this Policy, or for any change in the Specified Amount or any form or combination of forms we may require when adding an optional benefit.

Beneficiary: The person or entity you designate on whose behalf any Death Proceeds are payable. Unless otherwise specified, Beneficiary refers to all persons or entities so designated.

Cash Value: The Account Value less any contingent deferred sales charge and less any unpaid charges and Debt.

Cash Value Credit: The amount we credit to your Account Value if your Cash Value on a Policy Anniversary equals or exceeds the Cash Value trigger as shown in the Schedule.

Code: The Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

Death Benefit: The amount payable as a result of the last surviving Insured's death, before any applicable reduction for any Debt and for any unpaid charges, and before the addition of any interest due pursuant to law.

Death Proceeds: The amount payable as a result of the last surviving Insured's death, after any applicable reduction for Debt and for any unpaid charges, and after the addition of any interest due pursuant to law.

Debt:  The total of all Policy loans and accrued loan interest.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest.

Guaranteed Minimum Death Benefit: The minimum amount we guarantee is due as a result of the last surviving Insured's death, prior to any reduction for Debt.

In Writing: In a written form, in a manner we accept, that is satisfactory to us and filed at our Office. We retain the right to specifically agree in advance to accept communication regarding a specific matter by telephone or by some other form of electronic transmission, in a manner we prescribe.

Initial Premium: Premium paid on or before the Issue Date. The Initial Premium is shown in the Schedule.

SV/FPVLI(8/98)-09

Insurance Factor: The amount by which the Account Value is multiplied to determine the Minimum Required Death Benefit.

Insureds: The persons named in the Schedule upon whose lives coverage is issued. The Death Proceeds are payable upon the death of the last surviving Insured.

Issue Date: The date we issue this Policy. The Issue Date is shown in the Schedule.

Loan Account: That portion of the Account Value that is used as collateral for a loan from us.

Minimum Required Death Benefit: The minimum amount due as a result of the last surviving Insured's death pursuant to the applicable test we apply in accordance with the Code, prior to any reduction for Debt.

Monthly Processing Date: The Valuation Day each month we deduct charges taken from the Account Value. The first Monthly Processing Date is the Policy Date. After that, the Monthly Processing Dates generally occur on the same day of the month as the Policy Date. In any month that date is not a Valuation Day, the Monthly Processing Date that month will be the next following Valuation Day.

Net Amount at Risk: As of the date for which this amount is calculated, the Death Benefit then in effect, (discounted for one month at the Net Amount at Risk Discount Rate shown in the Schedule) minus the then current Account Value.

Office: Our administrative office. The location is shown in the Schedule where all requests regarding this Policy are to be sent.

Owner: The person(s) or entity(ies) who may exercise the ownership rights provided by this Policy. The Owner is shown in the Schedule unless later changed.

Policy: The insurance contract we issue as evidence of our commitment to pay the Death Proceeds upon the death of the last surviving Insured.

Policy Anniversary:  The yearly anniversary of the Policy Date.

Policy Date:  The date as of which coverage under this Policy begins.

Policy Years: The continuous 12-month periods that begin on the Policy Date and on each Policy Anniversary thereafter.

Portfolio: An underlying mutual fund or a portfolio of an underlying mutual fund.

Premium: The cash consideration you give to us for the rights, privileges and benefits provided by this Policy. This includes the Initial Premium and any additional consideration we agree to accept.

Premium Cut-off Age: The Age at which we will no longer accept Premium payments. The Premium Cut-off Age is shown in the Schedule.

Reallocation Date: The date on which we reallocate Account Value from the Automatic Sub-account to the Sub-accounts you select in the proportions you have indicated in your most recent allocation instructions to us.

Separate Account: The variable separate account, shown in the Schedule, to which we allocate assets in relation to our obligations for benefits based on the variable investment options.

Specified Amount: An amount, shown in the Schedule, that is one of the measures used to calculate the Death Benefit under this Policy.

SV/FPVLI(8/98)-10

Sub-account:  A division of the Separate Account shown in the Schedule.

Target Date: The last Policy Anniversary, as shown in the Schedule, that the Guaranteed Minimum Death Benefit may increase.

Tier 1 Premiums: Tier 1 Premiums are subject to a contingent deferred sales charge upon surrender.

Tier 2 Premiums: Tier 2 Premiums are not subject to a contingent deferred sales charge at any time.

Unit:  A measure used to calculate Account Value in a Sub-account.

Unit Price: The Unit Price is used for calculating: (a) the number of Units allocated to a Sub-account; and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account. Each Sub-account has its own Unit Price, which will vary with each Valuation Period reflecting the investment experience of that Sub-account.

Valuation Day/Date: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

"we", "us", "our" means American Skandia Life Assurance Corporation.

"you" or "your" means the Owner(s) shown in the Schedule.


                                  DEATH BENEFIT

Death Benefit: If the last surviving Insured is younger than the Premium Cut-off Age, the Death Benefit under this Policy, as of the date Death Proceeds are payable, is equal to the greatest of the Basic Death Benefit, the Minimum Required Death Benefit and the Guaranteed Minimum Death Benefit. On or after the Premium Cut-off Age, the Death Benefit is the Account Value as of the date Death Proceeds are payable.

Basic Death Benefit: If the Death Benefit option shown in the Schedule is the level Death Benefit option, the Basic Death Benefit is the Specified Amount. If the Death Benefit option is the variable Death Benefit option, the Basic Death Benefit is the Specified Amount plus the Account Value.

Minimum Required Death Benefit: The Minimum Required Death Benefit is determined by multiplying the Account Value as of the date the Death Proceeds become payable by the applicable Insurance Factor shown in the Schedule.

Guaranteed Minimum Death Benefit: The Guaranteed Minimum Death Benefit is determined as follows:

a) On the Policy Date: The Guaranteed Minimum Death Benefit equals the Initial Premium.
b) After the Policy Date and before the first Policy Anniversary: The Guaranteed Minimum Death Benefit equals total Premiums paid less any partial withdrawals.

SV/FPVLI(8/98)-11

c) After the first Policy Anniversary but before the Target Date shown in the Schedule: The Guaranteed Minimum Death Benefit is the greater of
         (1) and (2), where:

         (1) is total Premiums paid less any partial withdrawals; and (2) is the highest Anniversary Value.

d) On or after the Target Date shown in the Schedule: The Guaranteed Minimum Death Benefit is the greater of (1) and (2), where:

         (1)  is total Premiums paid less any partial withdrawals; and

         (2) is the highest Anniversary Value as of the Target Date, less any partial withdrawals since the Target Date.


Changes after Issue: After the first Policy Year, and while the last surviving Insured is alive, you may request In Writing a change, subject to our approval, in the Death Benefit option and/or Specified Amount. The effective date of any change in the Death Benefit option and/or Specified Amount is the Monthly Processing Date coinciding with or next following the date we approve your request In Writing. Any change in the Death Benefit option and/or Specified Amount is subject to the following conditions:

a) A change in Death Benefit option or an increase in Specified Amount is subject to evidence of insurability satisfactory to us and is not allowed if an Insured does not meet our then current underwriting rules or such a change is not permitted pursuant to any applicable law or regulation. No increase in the Specified Amount nor any change resulting in an increase to the Net Amount at Risk is permitted after an Insured has died.
b) If the Death Benefit option is changed, the Specified Amount will be recalculated, if necessary, so that the Death Benefit immediately after the change equals the Death Benefit immediately before the change.
c)       One change in Death Benefit option is allowed each Policy Year.
d) We will not approve a request to reduce the Specified Amount during the first seven Policy Years or thereafter within five years of an increase to the Specified Amount.
e) The minimum amount by which you may change the Specified Amount is shown in the Schedule.
f) A change in Specified Amount or Death Benefit option is not allowed if it reduces the Specified Amount below the minimum Specified Amount shown in the Schedule.
g) On any change in Specified Amount, including one resulting from a Death Benefit option change, the Maximum Annual Assessable Premium will be increased or decreased by the same percentage as the Specified Amount. This change in the Maximum Annual Assessable Premium may affect the calculation of future contingent deferred sales charges.

Death Proceeds: The Death Proceeds become payable to the Beneficiary as of our receipt, at our Office, of all of the following: (1) due proof satisfactory to us that both Insureds died while this Policy was in force; (2) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of Death Proceeds; and (3) any applicable election of the mode of payment, if not previously elected by you. The Death Proceeds payable are equal to: a) the Death Benefit as of the date we receive all items listed above; plus b) any Death Benefit provided by additional benefit riders under this Policy; minus c) any Debt; minus d) any due and unpaid monthly deductions, including those charges that would be required to keep this Policy from lapsing, if the last surviving Insured dies during any grace period; plus, e) any interest required by law.

The Death Proceeds may be paid in a lump sum or applied under one of the payment options described in this Policy. They may also be applied under any other payment option selected by the Beneficiary and agreed to by us, if not elected by you before we receive due proof of both Insureds' deaths.

Due Proof of Death: Due proof of death consists of any of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; and (3) any other proof satisfactory to us.

SV/FPVLI(8/98)-12

                            ACCELERATED DEATH BENEFIT

General: The accelerated Death Benefit is pre-payment to you, not to an Insured or to a Beneficiary, of a portion of the Death Proceeds. Only one such payment is permitted. Payment may be made as described in the Payment Options section of this Policy.

Amount of the Accelerated Death Benefit: The amount of the accelerated Death Benefit payment is subject to a maximum, but you may request that less than the maximum be paid. The maximum amount payable before any reductions is the lesser of $250,000 and 50% of the Death Benefit as of the Valuation Date we approve such payment. The actual amount payable will be reduced by the following: a) 12 months of interest on that amount. The applicable interest rate equals the loan interest rate shown in the Schedule; and b) A pro-rata portion of any outstanding Debt, based on the ratio by which the Death Benefit is reduced as a result of the accelerated Death Benefit payment.

Requirements for Payment of the Accelerated Death Benefit: The accelerated Death Benefit is payable only when all our requirements are met. The requirements are:

a) You and any person or entity with a vested interest in this Policy, including, but not limited to, an irrevocable Beneficiary or an assignee, must make the request that we make such a payment. We will not agree to such a payment based on a request from the last surviving Insured unless you are the last surviving Insured.
b)       Such a request  must be In  Writing.
c) We receive In Writing proof satisfactory to us that the last surviving Insured became terminally ill, as defined below, at least 30 days after the Issue Date or became terminally ill as a result of an accident that occurred after the Issue Date. d) We receive all information required to meet our obligations for tax or other regulatory reporting.

Terminally ill, for purposes of this provision, means a condition diagnosed by a physician, as defined below, which is expected to result in death within 12 months for 80% of the diagnosed cases. Physician, for purposes of this provision, is a person other than you, the last surviving Insured, or a member of either your or the last surviving Insured's family, who meets the definition of physician as defined in the Code. We may change the definition of terminally ill or physician to the extent needed to make any payment pursuant to this provision exempt from federal or state income taxation.

Consequences to the Policy of an Accelerated Death Benefit Payment: An accelerated Death Benefit payment reduces the Specified Amount, Account Value, Guaranteed Minimum Death Benefit, Minimum Required Death Benefit, and any Debt in the same ratio as the Death Benefit is reduced as of the Valuation Period such a payment is made.

Please consult your tax advisor regarding any tax issues with respect to exercising any provisions under this Policy. This is not a Long Term Care policy.

                           INVESTMENT OF ACCOUNT VALUE

General: We offer a range of variable investment options and a Fixed Allocation as ways to invest your Account Value. You may maintain Account Value in multiple investment options, subject to the limits set forth in the Allocation Rules section of this Policy. You may transfer Account Value between investment options, subject to the requirements set forth in the Transfers section of this Policy. Transfers may be subject to a fee, as shown in the Schedule.

Variable Investment Options: We offer a number of Sub-accounts as variable investment options. These are all Sub-accounts of the Separate Account shown in the Schedule.

SV/FPVLI(8/98)-13
The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Connecticut. Any such approval will be on file with the Commissioner.

Fixed Allocation: We credit interest to Fixed Allocations. From time to time we declare interest rates applicable to new Fixed Allocations. If you make a Fixed Allocation, we credit the rate then in effect to that Fixed Allocation until the next Policy Anniversary. Once that Policy Anniversary is reached, we credit, for the next Policy Year, the then current rate applicable to new Fixed Allocations. This applies to all your Fixed Allocations then in effect. During each subsequent Policy Year, the rate we credit for each Policy Year is the one in effect for new Fixed Allocations at the beginning of the Policy Year. The interest rates we credit are determined by us and are subject to a minimum. The minimum is shown in the Schedule.

You may allocate part or all of the Premium to the Fixed Allocation. You may transfer all or part of the Account Value attributable to the variable investment options into the Fixed Allocation. Transfers from the Fixed Allocations are subject to the limitations discussed in the Transfers section of this Policy.

                       OPERATIONS OF THE SEPARATE ACCOUNT

General: The assets supporting our obligations under this Policy may be held in various accounts, depending on the obligation being supported. Assets supporting obligations based on the Account Value allocated to the variable investment options are maintained in the Separate Account shown in the Schedule. This Separate Account consists of multiple Sub-accounts. This Separate Account was established by us pursuant to Connecticut law. This Separate Account also holds assets of other policies issued by us with values and benefits that vary according to the investment performance of this Separate Account. The assets of the Separate Account will be valued at least monthly.

We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to, or charged against, the Separate Account in accordance with the terms of the policies supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our Separate Accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the Policy obligations supported by such assets. These assets may only be charged with liabilities which arise from such policies.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the Portfolios, as applicable. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this Policy will mean the Separate Account to which the assets were transferred.

The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the policies supported by the Separate Account.

The Separate Account is registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account or of us.

                                 GENERAL ACCOUNT

We maintain assets in our general account to support our obligations: (1) for that portion of the Account Value allocated to any Fixed Allocation; (2) equal to the Account Value in the Loan Account; (3) for that portion of the Death Proceeds greater than the Account Value; (4) for any settlement option; and (5) for any other obligation we may have in relation to a Policy for which assets are not maintained in the Separate Account.

SV/FPVLI(8/98)-14

                                     CHARGES

General: There are certain charges assessable against your Policy. There are also certain charges that are assessed against the Sub-accounts of the Separate Account, as noted below.

The charges which are or may be assessed against your Policy are: (1) the cost of insurance charge; (2) the sales charge; (3) the tax charge; (4) the contingent deferred sales charge; (5) any fee for any partial withdrawal; (6) any transfer fee; and (7) any charge for optional benefits.

The charges assessed against the Sub-accounts of the Separate Account are: (1) the administration charge; and (2) the mortality and expense risk charge. A charge for taxes also may be assessed against the Sub-accounts.

Cost of Insurance Charge: The cost of insurance charge is deducted as of each Monthly Processing Date. It is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. It is determined by applying a monthly cost of insurance rate to the Net Amount at Risk as of the Monthly
Processing Date and adding a cost of insurance fee. The monthly cost of insurance rate depends on the Ages, genders and risk classes of the Insureds as shown in the Schedule and on the Insureds' underwriting method. Subject to any requirement for prior approval of the applicable jurisdiction, we have the right to change the current cost of insurance rates. However, the cost of insurance will not exceed the guaranteed monthly cost of insurance charge, shown in the Schedule, multiplied by the Net Amount at Risk.

Any change in the cost of insurance rates or cost of insurance fee will be based on changes in our future expectations as to mortality, expenses, persistency, investment earnings and any taxes. Changes in cost of insurance rates or fee will not be made because of a deterioration in an Insured's health, nor will they be made to recoup any prior losses. The changes will be determined only prospectively and will comply with the procedures and standards on file with the insurance department for the jurisdiction where this Policy is delivered. Any change will apply uniformly to all members of the same class.

Sales Charge: The sales charge is deducted on each Monthly Processing Date. It is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. It is a percentage of your Account Value on the Monthly Processing Date. The equivalent annual percentage and the period during which the sales charge applies are shown in the Schedule.

Tax Charge: The tax charge is deducted from each Premium paid. The percentage rate applicable as of the Policy Date is shown in the Schedule. We also assess the charge as a percentage of the amount of any loans established as the result of an exchange. The charge is deducted from that Premium amount received as the proceeds of such exchange.

Contingent Deferred Sales Charge: The contingent deferred sales charge may be deducted from amounts receivable upon surrender or partial withdrawal. It is a percentage of Tier 1 Premiums paid prior to surrender. The applicable percentage varies by Policy Year, as shown in the Schedule. No contingent deferred sales charge is applied to any Tier 2 Premiums.

Partial Withdrawal Fee: We charge a fee to process a partial withdrawal. The fee is deducted from the fixed and variable allocations in the same proportions as the partial withdrawal, and is shown in the Schedule. This fee applies to all partial withdrawals.

Transfer Fee: The transfer fee may be deducted at the time of a transfer. This includes transfers into the Fixed Allocation and any transfers from a Fixed Allocation. For this purpose, all transfers occurring during the same Valuation Period are considered one transfer. We deduct the charge from the amounts transferred pro-rata in the same ratio as Account Value is being transferred. The maximum amount of this charge and the circumstances under which it applies are shown in the Schedule. The following transfers are not taken into consideration in determining whether any transfer fee applies: (a) a transfer from a Fixed Allocation on a Policy Anniversary; (b) transfers to or from the Loan Account in relation to loans and loan repayments.

SV/FPVLI(8/98)-15
Administration Charge: We charge for administering each Sub-account. We assess this charge each day at the daily equivalent of the annual rate shown in the Schedule against the assets in each Sub-account. We deduct the charge each Valuation Period.

Mortality and Expense Risk Charges: We charge for bearing certain mortality and expense risks related to the investment performance of the Sub-accounts. We assess this charge each day at the daily equivalent of the annual rate shown in the Schedule against the assets in each Sub-account. We deduct the charge each Valuation Period.

                                 PREMIUM PAYMENT

Premium: The amount of Initial Premium is shown in the Schedule. Additional Premiums may be paid while this Policy is in force and before the Premium Cut-off Age, subject to the limitations described below. Allocation of Premium, after reduction for any applicable charges shown in the Schedule, is subject to our allocation rules (see "Allocation Rules").

Additional Premiums: Any Premium payment that would increase the Net Amount at Risk under this Policy is subject to evidence of insurability satisfactory to us, unless all of the following conditions are met:

1) The Policy is within the Tier 1 Premium Guaranteed Acceptance Period shown in the Schedule; 2) No Tier 2 Premium has been paid; and, 3) No portion of such Premium payment would be classified as Tier 2 Premium.

We will not accept additional Premium payment that would increase the Net Amount at Risk under this Policy after an Insured has died.

We reserve the right to reject any portion of a Premium payment that would change the tax status of this Policy under the Code, without your specific acknowledgement and authorization in Writing.

Tier 1 and Tier 2 Premiums: Tier 1 Premiums are used to calculate the amount of contingent deferred sales charge that applies on surrender of this Policy. Tier 1 Premiums are subject to a cumulative limit that varies by Policy Year. The limit is equal to (1) multiplied by (2), where:

(1) Is the Maximum Annual Tier 1 Premium shown in the Schedule, and; (2) Is the Policy Year of the payment.

The Tier 1 portion of any Premium payment is that portion, if any, which will not cause total Tier 1 Premiums to exceed this limit. The Tier 2 portion of any Premium payment is any balance of the payment.


                                ALLOCATION RULES

You may allocate your Account Value among the investment options we make available. We may limit the number of investment options to which Account Value may be allocated at one time. This limit will not be less than 10 investment options.

Until the Reallocation Date shown in the Schedule, that portion of your Initial Premium you designated to be allocated to variable investment options will be allocated to the Automatic Sub-account, after deduction of any applicable tax charge. As of the Reallocation Date, the Account Value of the Automatic Sub-account will be allocated per your most recent instruction to us. If the Reallocation Date is not a Valuation Day, the reallocation will occur on the Valuation Day immediately following. Any portion of the Premium you designated to be allocated to the Fixed Allocation will be allocated directly to the Fixed Allocation, after deduction of any applicable tax charge, and will not be allocated to the Automatic Sub-account.

SV/FPVLI(8/98)-16

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal. If there are multiple Fixed Allocations as of the date of such partial withdrawal, amounts are taken from the Fixed Allocations on a last in, first out basis.

Deductions for charges and fees are as noted above in the section entitled "Charges." If there are multiple Fixed Allocations as of the applicable Monthly Processing Date, amounts deducted from the investment options are deducted from the Fixed Allocations on a last in, first out basis.

Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed Allocation to the transaction and close out your balance in that investment option.

                          ACCOUNT VALUE AND CASH VALUE

General: Your Policy has an Account Value and a Cash Value. Your Account Value is the sum of values in: (1) any Sub-account; (2) each Fixed Allocation, if any; and (3) the Loan Account, if any. The Cash Value is the Account Value less any Debt and less any applicable contingent deferred sales charge.

Account Value in the Sub-accounts: We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account, we multiply the Unit Price as of the Valuation Period for which the calculation is being made by the number of Units attributable to your Account Value in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Policy in a Sub-account is the number of Units purchased for you as a result of allocations to that Sub-account less the number of Units transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net  investment  factor for a Valuation  Period is (a) divided by (b),  less
(c); where:

     (a) is the net result of:
1) the net asset value per share of the Portfolio shares at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the Portfolio; plus or minus

2)       any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

     (b) is the net result of:
1) the net asset value per share of the Portfolio shares at the end of the preceding Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the Portfolio; plus or minus
2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account;

     (c) is the mortality and expense risk charge and the administration charge.

SV/FPVLI(8/98)-17
We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

Account Value For Fixed Allocations: We determine the Account Value separately for each Fixed Allocation, other than a Fixed Allocation made on a Policy Anniversary, from the date of such Fixed Allocation to the subsequent Policy Anniversary. All amounts to be allocated to the fixed investment option as of the same day are treated as one Fixed Allocation, irrespective of the source of the Account Value being allocated to the fixed option. As of each Policy Anniversary, all prior Fixed Allocations are combined and treated as a single new Fixed Allocation.

The Account Value in each Fixed Allocation equals:
(a) The Account Value initially allocated to a Fixed Allocation; less (b) Charges and fees deducted from that Fixed Allocation; less (c) Transfers from that Fixed Allocation; less (d) Distributions from that Fixed Allocation, for any reason; plus (e) Interest credited to that Fixed Allocation.

Interest is credited daily on each Fixed Allocation. On any day, interest is credited to the Account Value in a Fixed Allocation after any deductions made as of that day and after any transfers or distributions from that Fixed Allocation as of that day.

Account Value in the Loan Account: The Account Value in the Loan Account equals:
(a) The amounts transferred to the Loan Account; less (b) Reductions in the Loan Account due to loan repayments or any other reason; plus (c) Interest credited to the Loan Account.

Interest is credited daily to the Account Value in the Loan Account after any deductions and after any transfers as of that day. The Policy Loan Interest Rate is shown in the Schedule.

When you take a policy loan, we transfer Account Value equal to the amount of the policy loan from the investment options to the Loan Account. Unless you give us different instructions before the transfer, we transfer Account Value from the investment options pro-rata based on the Account Value in the investment options as of the Valuation Day of such transfer.

Account Value maintained in the Loan Account remains in the Loan Account until the loan is repaid. Amounts in the Loan Account earn interest from the Valuation Day of the transfer at the annual interest rate shown in the Schedule.

Monthly Deduction: Account Value is reduced by monthly deductions. On each Monthly Processing Date, until the Premium Cut-off Age, we will take the monthly deduction. The monthly deduction consists of the then applicable amounts for the following charges and fees: (a) the cost of insurance charge; (b) any applicable sales charge; (c) any applicable charge for benefits provided by rider.

                                CASH VALUE CREDIT

We add a Cash Value Credit to your Account Value on each Policy Anniversary that the Cash Value of your Policy equals or exceeds the Cash Value trigger shown in the Schedule. Eligibility for the Cash Value Credit at one Policy Anniversary does not mean you will qualify on any other Policy Anniversary.

The Cash Value Credit is equal to (a) multiplied by (b); where (a) is the Cash Value on the applicable Policy Anniversary; and (b) is the Cash Value Credit percentage shown in the Schedule.

SV/FPVLI(8/98)-18
The Cash Value Credit, if any, due on the applicable Policy Anniversary is applied pro-rata based on the Account Value in the investment options.

                                    TRANSFERS

General: You may transfer Account Value between investment options, subject to the allocation rules herein and any applicable transfer fee. The amount of such fee and when it applies are shown in the Schedule. Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone or through electronic means. The minimum amount required to be in any investment option after a transfer is shown in the Schedule. No transfers are permitted during the grace period.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you for transfers during any period in which you authorize such third party to act on your behalf. We give the third party you authorize prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Policy Year for all Owners. We also reserve the right to limit the number of transfers in any Policy Year or to refuse any transfer request for an Owner or certain Owners if we believe that: (a) excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected Portfolios, or (c) we believe there may be adverse consequences to other Owners as a result of excess transfers.

We allow at least twelve transfers in each Policy Year. Unless we limit the number of transfers in any Policy Year, there is no limit on the number of transfers that only involve variable investment options, or the number of transfers from variable investment options to make Fixed Allocations. However, we limit each transfer from Fixed Allocations that are to be effective on any day other than a Policy Anniversary to the greater of 25% of the Account Value in your Fixed Allocations or $1,000. If you make such a transfer from your Fixed Allocations, you cannot make another such transfer until either 90 days have passed or the next Policy Anniversary, if earlier.

                        SURRENDER AND PARTIAL WITHDRAWAL

Surrender: You may surrender your Policy for its Cash Value at any time while an Insured is alive. You must send your Policy and surrender request In Writing to our Office.

Partial Withdrawals: You may withdraw an amount equal to Tier 2 Premiums paid, reduced by any Tier 2 Premiums previously withdrawn, after the Right to Cancel period has expired. You may withdraw other Policy values at any time the contingent deferred sales charge is zero. The minimum partial withdrawal amount is shown in the Schedule. The Cash Value that must remain in the Policy as of the Valuation Day of a partial withdrawal is also shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender. We charge a fee, shown in the Schedule, to process any partial withdrawal.

Effect of a Partial Withdrawal: Each partial withdrawal reduces the Account Value, Cash Value and Guaranteed Minimum Death Benefit by the amount of withdrawal plus the amount of the fee. As a result, the Minimum Required Death Benefit is reduced as of the Valuation Day of the partial withdrawal. If the Death Benefit option is the level Death Benefit option, the Specified Amount is reduced by the lesser of:

1. The amount of the partial withdrawal, including the amount of the transaction fee; and,

SV/FPVLI(8/98)-19

2. The amount such that the Specified Amount equals the higher of the recalculated Minimum Required Death Benefit and the recalculated Guaranteed Minimum Death Benefit.

An amount taken as a partial withdrawal cannot be repaid.

                                  POLICY LOANS

General: You may borrow against your Policy. The Policy is the only collateral we require for the loan. If you request a loan equal to the amount of loan in effect under any policy exchanged for this Policy, such a loan takes effect as of the Issue Date or, if later, the date we apply the surrender proceeds of such exchanged policy as Premium. A loan may be taken, or an existing loan repaid, at any time while an Insured is alive and this Policy is in force, except during the period in which you have the Right to Cancel. The Debt resulting from a loan affects the Death Proceeds, Cash Value and the maximum amount of accelerated Death Benefit.

Maximum Loan Value: The maximum loan value is the maximum amount of Account Value you may borrow. It is equal to the Account Value less the contingent deferred sales charge, multiplied by the maximum loan value percentage shown in the Schedule. The amount available for a loan at any time is equal to the then maximum loan value minus any Debt. The minimum loan amount is shown in the Schedule.

Loan Interest: Loan interest accrues daily at an effective annual interest rate shown in the Schedule. It is payable on each Policy Anniversary. Interest not paid when due will be added to the Debt and will be charged interest at the same rate. If you do not pay the interest when due, we transfer Account Value from the investment options to the Loan Account. This Account Value is taken pro-rata from the investment options based on the Account Value in the investment options as of the Valuation Day of the transfer. If there is inadequate Account Value in the investment options to make such a transfer, we reserve the right to transfer the deficiency to the Loan Account as of any subsequent Valuation Date such an amount equal to the deficiency is available in the investment options.

Loan Repayment: Debt may be repaid in whole or in part at any time while an Insured is living and this Policy is in force. If the Policy is reinstated, then payment of Debt is required.

As of the Valuation Day of the repayment:
(a)      we  reduce  the  loan   principal   and   outstanding   loan   interest
         proportionately based on the ratio between loan principal and loan interest as of that Valuation Day;
(b) we reduce the Account Value in the Loan Account by an amount equal to the lesser of the amount of the loan repayment and the total Account Value in the Loan Account as of that Valuation Day; and
(c) we allocate the reduction in the Loan Account to the investment options pro-rata based on the Account Value in the investment options as of that Valuation Day. Any amount then allocated to the Fixed Allocation will be treated as a separate Fixed Allocation.

                        GUARANTEED CONTINUATION PROVISION

If the Cash Value on any Monthly Processing Date is less than the charges then due, we will pay the net amount due, and this Policy will continue in force through the tenth Policy Anniversary, provided that:
(a)      this Policy has not reached its tenth Policy Anniversary; and,
(b)      there is no Debt; and,
(c) total Premiums paid equal or exceed one-half the total Tier 1 Premiums that could have been paid, pro-rated for the number of completed months elapsed since the Policy Date.

SV/FPVLI(8/98)-20

                         GRACE PERIOD AND REINSTATEMENT

Grace Period: If the Guaranteed Continuation Provision is not in effect, we will keep this Policy in force during a 61 day grace period that begins on the Monthly Processing Date on which it is determined that the Cash Value is insufficient to pay charges then due.

We will send you and any assignee of record a notice 61 days prior to lapse indicating a recommended payment required to keep the Policy from lapsing. The recommended payment equals the amount of any Debt plus an amount equal to three months' charges based on: (a) the Net Amount at Risk as of the beginning of the grace period; and (b) the guaranteed monthly cost of insurance rate as shown in the Schedule for the Policy Year at the beginning of the grace period. The Policy will remain in force during the grace period, and will lapse without value at the end of the 61st day if the Cash Value is insufficient to pay charges then due.

The Death Benefit payable during the grace period will equal the Death Benefit in effect immediately prior to such grace period minus the lesser of three months charges, as detailed above, and the charges due for the period between the beginning of the grace period and the date we receive due proof of death.

Reinstatement: If the Policy lapses, we may reinstate the Policy at any time within a five-year period after the end of the grace period provided we receive the following:

(a)      Written Application to reinstate;
(b)      Evidence of insurability satisfactory to us;
(c) Payment of an amount equal to the Debt at the beginning of the grace period preceding lapse plus an amount equal to three months' charges, based on: (i) the Net Amount at Risk as of the beginning of the grace period preceding lapse; and (ii) the guaranteed monthly cost of insurance rate per thousand as shown in the Schedule for the Policy Year as of the date of reinstatement.

After any reinstatement, the period during which certain charges apply may be extended. If the lapse occurred while the sales charge or contingent deferred sales charge was in effect, or while charges for certain optional benefits were in effect, application of these charges under the reinstated policy may be extended by the period between the date of the lapse and the date of reinstatement.

                    YOUR RIGHTS, OWNERSHIP, AND DESIGNATIONS

Ownership Rights and Beneficiary Designations: You may exercise the rights, options and privileges granted in this Policy or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

If more than one Owner is named, the Owners will own this Policy as joint tenants with rights of survivorship unless otherwise stated. We require the consent In Writing of all joint Owners for any transaction for which we require the written consent of an Owner.

You may name a contingent Owner. You must do so In Writing. The contingent Owner will become the Owner on your death. If there is more than one Owner, the contingent Owner will become the Owner on the death of the last surviving Owner unless otherwise stated In Writing. If you do not name a contingent Owner, the estate of the last surviving Owner will own the Policy upon the last surviving Owner's death.

Death Proceeds are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

If the primary Beneficiary dies before Death Proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive when Death Proceeds become payable, or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

SV/FPVLI(8/98)-21
Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Policy has been endorsed to limit certain changes, you may request to change Owner and Beneficiary designations by sending a request In Writing.

Common Disaster: If any Beneficiary dies with the last surviving Insured in a common disaster, it must be proved to our satisfaction that the last surviving Insured died first. Unless information provided and satisfactory to us indicates otherwise, the Policy is treated as though the Beneficiary died first. If both Insureds die either simultaneously or in circumstances where it is not clear which Insured died first, the older of the two Insured will be deemed to be the last surviving Insured.

                               GENERAL PROVISIONS

Entire Contract: This Policy, any attached riders or endorsements, and the attached copy of any Application constitute the entire contract. All statements made in any Application are deemed to be representations and not warranties.

Only our President, a Vice President or Secretary may change or waive any provisions of this Policy. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age or gender of an Insured, we will recalculate all Policy values, including the Death Benefit, based on the correct age and gender. As to payments under any payment options: (a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under this Policy.

Incontestability: This Policy will be incontestable after it has been in force during either of the Insureds' lifetime for two years, or less if required by law, from its Issue Date. Any increase in coverage under this Policy will be incontestable after a period of two years, or less if required by law, from the effective date of such increase. If the Policy is reinstated, the Policy will be incontestable after it has been in force for a period of two years, or less if required by law, from the date of the reinstatement. The contestable period for any additional benefit provided by a rider attached to this Policy is stated in the rider.

Suicide: If the First or Second Insured as shown in the Schedule dies by suicide, while sane or insane, within two years from the Issue Date and while the Policy is in force, the Policy will terminate as of the first death by suicide. The Death Benefit will be limited to the greater of (a) and (b) where:

(a) is the Premium paid less any outstanding Debt and less any partial withdrawals as of the date Death Proceeds would otherwise have become payable; and

(b) is the Cash Value as of the date Death Proceeds would otherwise become payable.

Transfers, Assignments or Pledges: Generally, your rights in this Policy may be transferred, assigned or pledged for loans at any time. You may transfer, assign or pledge your rights to another person at any time, prior to the last surviving Insured's death. You must request a transfer or provide us with a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. We will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment. A transfer, assignment or pledge may have adverse tax consequences for you.

Nonparticipation:  The Policy does not share in our profits or surplus earnings.

SV/FPVLI(8/98)-22
Deferral of Transactions: We may defer any payment that is not distributed form a variable investment option for a period not to exceed the lesser of 6 months and the period permitted by law. If we defer a distribution or transfer from a Fixed Allocation or any payment under a fixed settlement option for more than thirty days, or less where required by law, we will credit interest of at least 3% per year, or the rate required by law, to the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists which may make valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes that materially affect your rights. We reserve the right to require that this Policy be returned to our Office for endorsement of any change.

Claims of Creditors: To the extent permitted by law, no payment under this Policy is subject to the claims of the creditors of any Owner, Insured or Beneficiary.

Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Policy. Such events may include, but are not limited to: (a) loans; (b) payment of death benefits; (c) surrender of value from the Policy; and (d) assignments.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

Participation and Termination of Certain Programs We May Offer: To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.

Reports to You: We provide reports to you while this Policy is in force. We provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. We provide you with reports once a year if you maintain Account Value only in the Fixed Allocation. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: In addition to rights specifically reserved elsewhere in this Policy, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Separate Account shown in the Schedule with other separate accounts; (c) deregister the Separate Account shown in the Schedule under the Investment Company Act of 1940; (d) operate the Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Policy under the Code; and (g) make changes required by any change in other federal or state laws relating to life insurance policies.

SV/FPVLI(8/98)-23

We may eliminate Sub-accounts, or substitute one or more Portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe a Portfolio no longer suits the purpose of the Policy. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of a Portfolio, or because the Portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, combination, deletion or addition. We also would obtain prior approval from the SEC as required by law, and any other required approvals before making such a substitution, combination, deletion or addition.

                             POLICY PAYMENT OPTIONS

Payment Options: Partial withdrawals, surrender amounts, Death Proceeds and any accelerated Death Benefit payment may be paid as a lump sum or pursuant to any other payment option we offer. If you choose any of our payment options, you must request your choice In Writing. Payment options can be guaranteed for life, for a certain period, for joint lives or for a certain period and life as described below. We make available fixed payments. We reserve the right to require that the payments be payable on the first or the fifteenth day of a calendar month. Except for lump sum payments, we will only make payments directly to an account with a financial institution in the United States of America.

In the absence of an election In Writing prior to Death Proceeds becoming due, the Beneficiary may elect to receive the Death Proceeds under one of the payment options described below. However, if you made an election, the Beneficiary may not alter such election.

For purposes of the payment options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

(a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.
(b) Option 2 - Payments for Life with 10, 15, or 20 Years Certain: Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.
(c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.
(d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The periodic payment amount is determined by multiplying the amount applied to purchase payment options (expressed in thousands of dollars) by the amount of the periodic payment per $1,000 obtained from our then current payment rates for that type of payment option and for the frequency of payment selected. These rates will not be less than those shown in the Payment Option Tables shown herein.

We reserve the right to require submission prior to commencement of any payment option of evidence satisfactory to us of the age and gender of any key life upon whose life payment amounts are calculated.

Proof of Survival: Any payment is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

SV/FPVLI(8/98)-24
                              PAYMENT OPTION TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and gender, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and gender, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females, or the appropriate variation of such table with gender-neutral rates if necessary to meet state or Federal requirements.

The payee's settlement age is the payee's age, on the date of the first payment, minus an age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.



--------------------------------------------------------------------------------------------------------------------
              Calendar Year of First Payment                                   Age Adjustment
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                       2000 to 2009                                                1 Year
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                       2010 to 2019                                                2 Years
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                      2020 and later                                               3 Years
--------------------------------------------------------------------------------------------------------------------


                Amount of Monthly Payment For Each $1,000 Applied
                       (Based on 3% Annual Interest Rate)

--------------------------------------------------------------------------------------------------------------------
                                     Options 1 and 2 --- Single Life Annuities
--------------------------------------------------------------------------------------------------------------------
--------- ----------------------------------------------------- ----------------------------------------------------
                               Male Payee                                          Female Payee
--------- ----------------------------------------------------- ----------------------------------------------------
--------- ----------------------------------------------------- ----------------------------------------------------
                      Monthly Payments Guaranteed                           Monthly Payments Guaranteed
--------- ----------------------------------------------------- ----------------------------------------------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------

     Age          None          120          180           240         None           120          180          240
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      50          4.19         4.15         4.10          4.03         3.79          3.78         3.76         3.73
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      55          4.61         4.54         4.45          4.32         4.10          4.08         4.04         3.99
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      60          5.15         5.03         4.87          4.65         4.52          4.47         4.40         4.30
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      65          5.91         5.67         5.36          4.97         5.08          4.98         4.85         4.65
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      70          6.98         6.44         5.87          5.23         5.85          5.65         5.38         5.00
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      75          8.46         7.32         6.31          5.40         6.98          6.50         5.94         5.28
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------
      80         10.57         8.18         6.62          5.48         8.66          7.50         6.41         5.43
--------- ------------- ------------ ------------ ------------- ------------ ------------- ------------ ------------

SV/FPVLI(8/98)-25

                        PAYMENT OPTION TABLES (CONTINUED)

                Amount of Monthly Payment For Each $1,000 Applied
                       (Based on 3% Annual Interest Rate)



--------------------------------------------------------------------------------------------------------------------
                                    Option 3 - Joint and Last Survivor Annuity
--------------------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------------------------------
                                                              Age of Female Payee
---------------------------- ---------------------------------------------------------------------------------------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------

     Age of Male Payee            35      40       45       50       55       60      65       70       75       80
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            50                  3.15    3.27     3.39     3.53     3.67     3.79    3.91     4.00     4.07     4.12
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            55                  3.17    3.29     3.44     3.60     3.78     3.96    4.13     4.27     4.39     4.47
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            60                  3.18    3.31     3.47     3.66     3.88     4.11    4.35     4.57     4.76     4.91
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            65                  3.19    3.33     3.50     3.70     3.95     4.23    4.55     4.87     5.18     5.44
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            70                  3.19    3.34     3.52     3.74     4.01     4.33    4.72     5.16     5.62     6.05
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            75                  3.20    3.34     3.53     3.76     4.04     4.40    4.85     5.39     6.02     6.68
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------
            80                  3.20    3.35     3.53     3.77     4.07     4.45    4.94     5.57     6.35     7.26
---------------------------- -------- ------- -------- -------- -------- -------- ------- -------- -------- --------





----------------------------------------------------------------------------
                Option 4 - Payments for a Designated Period
----------------------------------------------------------------------------
--------------- ---------------- ------------ ------------- ----------------
                Monthly Payment                             Monthly Payment
    Years                                        Years
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
       10                   9.61                    21                  5.32
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      11                   8.86                    22                  5.15
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      12                   8.24                    23                  4.99
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      13                   7.71                    24                  4.84
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      14                   7.26                    25                  4.71
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      15                   6.87                    26                  4.59
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      16                   6.53                    27                  4.47
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      17                   6.23                    28                  4.37
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      18                   5.96                    29                  4.27
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      19                   5.73                    30                  4.18
--------------- ---------------- ------------ ------------- ----------------
--------------- ---------------- ------------ ------------- ----------------
      20                   5.51                    xx                   xxx
--------------- ---------------- ------------ ------------- ----------------




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SV/FPVLI(8/98)-28

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                              Shelton, Connecticut

                                (A Stock Company)



































        FLEXIBLE PREMIUM VARIABLE UNIVERSAL LAST SURVIVOR LIFE INSURANCE.
                               NON-PARTICIPATING.
               VARIABLE INVESTMENT OPTIONS AND A FIXED ALLOCATION.
         DEATH BENEFIT PAYABLE UPON DEATH OF THE LAST SURVIVING INSURED
                         WHILE THIS POLICY IS IN FORCE.
ANY BENEFITS AND VALUES, INCLUDING THE DEATH BENEFIT, BASED ON THE ACCOUNT VALUE
   IN THE VARIABLE INVESTMENT OPTIONS, DEPEND ON INVESTMENT PERFORMANCE, MAY INCREASE OR DECREASE, AND ARE THEREFORE NOT GUARANTEED. PLEASE REFER TO THE
SECTIONS ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" AND "DEATH BENEFIT" FOR A MORE COMPLETE EXPLANATION. ANY ACCELERATED DEATH BENEFIT PAYMENT MAY REDUCE YOUR
                                POLICY BENEFITS.

                   THERE IS NO MINIMUM GUARANTEED CASH VALUE.
            LESS THAN 100% OF THE CASH VALUE IS AVAILABLE FOR A LOAN.


VLI-MWR (11/97)


                                   ENDORSEMENT

                        MEDICALLY-RELATED WAIVER BENEFIT


This Endorsement is made part of the Policy to which it is attached. It is effective on the date such Policy is effective.

General: You may request a medically-related waiver of the contingent deferred sales charge and the contingent deferred tax charge that would otherwise apply to a partial withdrawal or surrender. Eligibility for this waiver depends on the health of an Insured and on the conditions and requirements provided below. We delay processing any partial withdrawal or surrender for which you have requested a medically-related waiver until we receive all our requirements for the medically-related waiver or until we determine that the transaction is not eligible for such waiver. A partial withdrawal to which a medically-related surrender applies results in the same consequences with respect to the benefits and charges of this Policy as a partial withdrawal that is not eligible for such waiver.

Maximum Benefit: This waiver is subject to a maximum. The maximum amount is based on all insurance policies and annuities with us for which a named Insured for this Policy is named as an insured or annuitant. The maximum amount on which we will waive charges due on a partial withdrawal or surrender is a combined $500,000 from all such insurance policies and annuities, whether taken simultaneously or sequentially.

Requirements of the Medically-Related Waiver Benefit: The requirements for the medically-related waiver benefit are:

(a)      You must make the request for the medically related waiver.
(b)      Such a request must be In Writing.
(c) We receive In Writing proof satisfactory to us that an Insured was first confined to a "Medical Care Facility", as defined below, while this Policy is in force and remains confined for at least 90 consecutive days after the Issue Date.

"Medical Care Facility", for purposes of this provision, means a facility operated pursuant to law or any state licensed facility providing medical necessary in-patient care which is: (a) prescribed by a licensed Physician In Writing; and (b) is based on physical limitations which prohibit daily living in a non-institutional setting. "Physician" means a person other than you, an Insured or a member of either your or an Insured's family who is state licensed to give medical care or treatment.


                   American Skandia Life Assurance Corporation



                     --------------------------------------
                                    President